Attachment-- Press Release


REZT.OB > SEC Filings for REZT.OB > Form 8-K on 17-September-2004



                    Form 8-K for REZCONNECT TECHNOLOGIES, INC

17-Sep-2004


REZconnnect Technologies, Inc. Changes in Control and Other Event.

"REZconnect Technologies, Inc (OTCBB symbol REZT) and Yourtravelbiz.com, Inc. ("Your Travel"), a privately held Illinois corporation, have today, September 17, 2004, entered into a Merger and Stock Exchange Agreement. Under such Merger Agreement, REZT will acquire all the shares of Your Travel. In consideration of such Merger, Your Travel's shareholders will receive newly issued restricted shares of REZT equal to a majority (50% plus one) of the then issued and outstanding REZT common shares and common share equivalents.

On the terms and subject to the customary conditions to closing set forth in the Merger Agreement(including stockholder approval), Your Travel will become a wholly-owned subsidiary of REZT. In addition, REZT will create two new subsidiaries at or prior to closing, YTB Travel Network, Inc. and REZconnect Technology, Inc. REZT's assets involved in the conduct of its travel booking business will be transferred to its newly created YTB Travel Network, Inc. subsidiary. Such closing is expected to occur in November but may be extented by the parties.

Upon consummation of the Merger, REZT will change its name to YTB International, Inc. and will change its stock symbol to YTBI. REZT's Chairman will be J. Lloyd Tomer, currently Chairman of Your Travel, and its CEO will be Michael Y. Brent, currently REZT's Chairman and President. The President and CEO at the respective subsidiaries will be Derek Brent (REZconnect Technology, Inc.), J. Scott Tomer (Your Travel, the marketing sub) and J. Kim Sorensen (YTB Travel Network, Inc.) Following satisfaction of mandated closing conditions and the associated restructuring and combination, the renamed YTBI (previously REZT) will seek to become-exchange listed, most likely with the American Stock Exchange.

As part of the Merger, current control persons of Your Travel (the "Tomer Group") and REZT (the "Brent Group") respectively will enter into a Stockholder Agreement that provides for certain cross voting provisions and related protections and control as between the groups. Consequently, YTBI (formerly
REZT) will elect to be treated as a "controlled company" for purposes of the Sarbanes-Oxley Act (and thus the only one of its Board of Directors committees to be comprised of a majority of independent directors will be its audit committee).

This Merger is the subject of a concurrent REZT Amendment to a Form 8-K filed August 26, 2004. The purpose of this Amendment is to update the information contained in the earlier Form 8-K consistent with REZT's prior commitment to do so upon conclusion of the merger discussions then alluded to (and to advise all shareholders of the current status in view of a surge in trading then occurring). This Merger will be subject of an Information Statement to be filed shortly with and reviewed by the staff of the Securities and Exchange Commission. Pending release of the Information Statement (and any associated release), neither REZT nor its principals will respond to any questions related to this Merger transaction."